Exhibit 10.8

[Redhook Ale Brewery Letterhead]

June 30, 2008

Martin Wall
Craft Brands Alliance LLC
929 North Russell Street
Portland, OR 97227

Dear Martin:

As you know, Widmer Brothers Brewing Company has agreed to merge into Redhook Ale Brewery, Incorporated (the “Merger”), and on the closing date of the Merger (the "Effective Date"), the surviving corporation will be named Craft Brewers Alliance, Inc. (the "Company").  The purpose of this letter is to confirm our understanding about your employment as the Vice President of Sales of the Company.  As of the Effective Date, this letter will supersede your existing Employment Agreement with Craft Brands Alliance LLC; provided, however, that any Long Term Bonus (as such term is used in your existing Employment Agreement) earned through December 31, 2007, will become fully vested as of the Effective Date and will continue to be paid consistent with the past practice of Craft Brands Alliance LLC and in accordance with the payment schedule attached as Exhibit A.

You will be an “at-will” employee.  Our mutual agreement regarding your salary, severance and other benefits and obligations, beginning as of the Effective Date, is set forth below.

Compensation and Benefits

Your annual base salary will initially be $162,000 (before standard tax withholdings and other payroll deductions).  Your base salary level will be reviewed annually for adjustment beginning January 1, 2009 by the Compensation Committee and its recommendation will be submitted to the Company's Board of Directors for approval.  In addition, you are entitled to participate in all of the Company’s employee benefit programs for which you are eligible, including a long-term incentive plan for executive officers to be developed by the Compensation Committee of the Board.  During the third quarter of 2008, an independent study will be conducted by an outside research firm to evaluate and propose a structure for your total compensation, including components of base salary, short term bonus and a long term incentive plan.  This research will be presented to the Compensation Committee with recommendations from the Co-CEO’s for the Committee’s and/or Board’s consideration.

You will be eligible for a yearly bonus, such bonus to be approved by the Board on recommendation of the Compensation Committee.  We anticipate that a portion of your bonus will be discretionary, and a portion will be paid upon achieving certain targets approved by the Compensation Committee or the Board.  For the period from January 1, 2008, to December 31, 2008, your target bonus will be $40,000, less the total amount, if any, that, prior to the Effective Date, is (a) paid to you as a bonus or (b) approved for payment to you as a bonus by the Compensation Committee of Craft Brands Alliance LLC.  No other bonus will be payable under your existing Employment Agreement with respect to services during 2008.

Severance

In the event that your employment with the Company is terminated by the Company for any reason other than “for cause”, the Company will continue to pay you your then base salary for a period of months (the “Severance Period”) equal to the lesser of (a) the number of full years of service you have accrued with the Company, including time spent at Widmer Brothers Brewing Company and Craft Brands Alliance LLC, or (b) 24 months. In addition, the Company will promptly make a cash payment to you in an amount equal to 100% of your unused Paid Time Off ("PTO") hours accrued through the date of termination in accordance with the provisions of the Company's PTO Plan then in effect. The Company will also continue to provide you, for the Severance Period or 18 months, whichever is less, the same health benefits as were being provided to you at the time of termination, provided, however, that such benefits shall terminate in the event you find new employment with comparable health coverage.  Additionally, if, during the Severance Period, you become employed or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or Anheuser-Busch, Incorporated, your salary continuation payments will terminate as of the effective date of such employment or association.  For purposes of this letter, “for cause” means that you have engaged in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if you were to remain employed by the Company; you have engaged in fraud, dishonesty or self-dealing relating to or arising out of your employment with the Company; you have violated any criminal law relating to your employment or to the Company; you have engaged in conduct which constitutes a material violation of a significant Company policy or the Company's Code of Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or you have repeatedly refused to obey lawful directions of the Company’s Board of Directors.

If there is a substantial adverse change in the nature or status of your title, position, duties, or reporting responsibilities as an executive of the Company, you have the option to resign and receive the same severance and health benefits as if you were terminated not "for cause" calculated at the base salary in effect prior to such adverse change in your position with the Company.  This option will expire, if not previously exercised, at the close of business on the 45th calendar day following (a) your receipt of written notice from the Company of the substantial adverse change in your title, position, duties, or reporting responsibilities or (b) your delivery of written notice to the Company that you believe a substantial change in your title, position, duties, or reporting responsibilities has occurred.

The Company may require you to execute an appropriate general release of claims that you may have relating to your employment at the Company and termination of your employment as a condition to your receipt of any severance payments or other benefits other than those required by law or provided to employees generally.

Code of Conduct

By your signature below, you agree to comply with the Company’s Code of Conduct and Ethics as in effect from time to time, and to be subject to the Company’s policies and procedures in effect from time to time for senior executives of the Company.

We appreciate your continued efforts on behalf of the Company, and look forward to having you as a member of our team for years to come.

Sincerely,

Paul Shipman
Chief Executive Officer

Acknowledged and Agreed:

__/s/ Martin Wall_______________________
Martin Wall

Date: June 30, 2008

EXHIBIT A

Long Term Bonus Payments
(Martin Wall)

1.	2009 Aggregate Payment:	$19,757
2.	2010 Aggregate Payment:	$17,888
3.	2011 Aggregate Payment:	$ 8,007